Exhibit 5.1

NANNARONE & MCMURDO, LLP	511 Avenue of Americas Suite 800 New York, NY 10011 Telephone: (917) 318-2865 Facsimile: (646) 390-7090

Guardians of Gold Inc.
4 King Street West
Suite 1320
Toronto, Ontario M5H 1BG

Nirek Resources Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We are counsel for Guardians of Gold., a Nevada corporation (“GOG”), and Nirek Resources Inc., a corporation incorporated under the laws of Ontario, Canada (“NRI” and together with GOG, the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 9,239,769 shares of common stock of GRIT International Inc., par value of $0.001 per share (the “GII Stock”) and 184,795 shares of common stock of Millstream Mines Ltd., no par value (the “MLM Stock” and together with the GII Stock, the “Exchange Stock”) to be offered (along with 184,795 silver certificates issued by NRI for ten (10) grams of silver, deliverable March 31, 2014 (each a “Silver Certificate”) and 184,795 warrants issued by NRI, exercisable on or before April 30, 2010, each exercisable at a cost of $190.00 for ten (10) grams of gold, deliverable March 31, 2014 (each an “NRI Warrant”) in exchange for 18,479,537 shares of common stock of Silver Dragon Resources Inc., a Delaware corporation. This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement on Form S-4 ( the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 19, 2010.

Nannarone & McMurdo, LLP

BOSTON | NEW YORK

Documents Reviewed

In connection with this opinion letter, we have examined executed copies of the following documents (a) the Registration Statement and the prospectus contained within the Registration Statement, (b) the Exchange Stock certificates, (c) the form of the Silver Certificate, (d) the form of the NRI Warrant and related subscription form and gold certificate and (e) an agreement, dated January 31, 2010 by and between NRI and GOG in which GOG undertakes to deliver quantities of gold and silver to NRI (the “Gold Agreement”).

The documents referred to in clauses (a) through (e) above, together with all documents and instruments executed and delivered pursuant thereto or contemplated thereby, are referred to collectively as the “Subject Documents”.

In addition, we have examined and relied upon the following:

(i) the articles of incorporation and bylaws of GOG, as amended (the “GOG Charter”), (ii) the articles of incorporation and bylaws of NRI, as amended, (iii) the articles of incorporation, letters patent and bylaws of Millstream Mines Ltd. (“MLM”), as amended, (iv) the articles of incorporation and bylaws of GRIT International Inc. (“GII”), as amended, (v) resolutions of the Boards of Directors of GOG authorizing the transactions contemplated by the Subject Documents, (vi) resolutions of the Boards of Directors of NRI authorizing the transactions contemplated by the Subject Documents, (vii) the incumbency and specimen signatures of officers authorized to execute the Subject Documents on behalf of GOG, (viii) the incumbency and specimen signatures of officers authorized to execute the Subject Documents on behalf of NRI, (ix) a certificate of existence with status in good standing for GOG, dated March 16, 2010, issued by the Secretary of State of the State of Nevada (the “GOG Certificate”), (x) a certificate of status for NRI, dated March 15, 2010, issued by the Ministry of Government Services of Ontario, (xi) a Province of New Brunswick Business Corporations Act Certificate for MLM, dated March 15, 2010, (xii) a certificate of existence with status in good standing for GII, dated March 16, 2010, issued by the Secretary of State of the State of Nevada (the “GII Certificate”) and (xiii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following.

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Subject Documents and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Contrary Knowledge of Addressee. No addressee of this opinion letter has any actual knowledge that any of our factual assumptions is inaccurate.

(c) Signatures.The signatures of individuals signing any documents reviewed by us are genuine.

(d) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(e) Subject Documents. The Exchange Stock, the Silver Certificates and the NRI Warrants will be issued as described in the Registration Statement.

(f) Registration Statement. The statements contained in the Registration Statement are true and accurate.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. (A) Based solely upon the GOG Certificate, GOG is a corporation in existence under the laws of the State of Nevada. (B) Based solely upon the GII Certificate, GII is a corporation in existence under the laws of the State of Nevada.

2. Power and Authority. GOG has the corporate power and authority to execute, deliver and perform the terms and provisions of the Subject Documents and has taken all necessary corporate action to authorize the execution, delivery and performance thereof.

3. Execution and Delivery. GOG has duly executed and delivered the Gold Agreement.

4. Noncontravention. Neither the execution, delivery and performance by GOG of the Gold Agreement, nor the compliance by GOG with the terms and provisions thereof violates the GOG Charter.

5. Exchange Stock. The GII Stock offered under the Registration Statement is fully paid and non-assessable under Nevada law.

Our opinions set forth above are limited to the laws of the State of Nevada, and we do not express any opinion concerning any other law.

Miscellaneous

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission. The opinions set forth herein are made as of the date the Registration Statement is declared effective. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

/s/ Nannarone & McMurdo, LLP